Exhibit 5.2

November 12, 2015

SCYNEXIS, Inc.

3501 C Tricenter Boulevard

Durham, NC 27713

Ladies and Gentlemen:

We have acted as counsel to SCYNEXIS, Inc., a Delaware corporation (the “Company”), and you have requested our opinion with respect to certain matters in connection with the offering by the Company of the number of authorized but unissued shares of the Company’s common stock, par value $0.001 (the “Shares”), to be issued pursuant to the Registration Statement on Form S-3 (the “Registration Statement”) (File No. 333-207705) filed October 30, 2015, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), pursuant to the sales agreement prospectus (the “Sales Agreement Prospectus”). The Shares are to be sold by the Company in accordance with a Sales Agreement to be entered into by and between the Company and Cowen and Company LLC, as described in the Registration Statement.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Sales Agreement Prospectus therein, the Agreement, the Company’s Certificate of Incorporation, its Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed that the number of shares of Common Stock having aggregate proceeds of up to $40,000,000 will be sold, and we assume the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.

With respect to securities of the Company to be issued after the date hereof, we express no opinion to the extent that, notwithstanding its current reservation of shares of common stock, future issuances of securities of the Company and/or antidilution adjustments to outstanding securities of the Company and/or changes in the price of the Company’s Common Stock cause the number of Shares issuable under the Agreement to exceed the number of shares of common stock that at the time remain authorized and available for issuance.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor in accordance with the terms of the Agreement, the Registration Statement and the Sales Agreement Prospectus therein, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Sales Agreement Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Matthew B. Hemington
Matthew B. Hemington